Exhibit 21
Subsidiaries of Glassmaster Company
1)	Glassmaster Controls Company, Inc. is a wholly owned subsidiary of the Company, organized and incorporated under the laws of the State of Michigan on October 28, 1988.
2)	Glassmaster Marine, LLC is a wholly owned subsidiary of the Company, organized under the laws of the State of South Carolina on June 20, 2005.

35